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                         GREENLAND CORPORATION
                              EXHIBIT C2

          AMENDMENT TO EXCHANGE AGREEMENT OF JUNE 9, 1995


   THIS AMENDMENT is to that certain Exchange Agreement (the "Agreement") dated June 9, 1995 and Amendments to Exhibits dated June 28, 1995 by and between Integrated Communications Access Network, Inc. ("ICAN") and Ariel Systems, Inc. ("ASI"). The parties agree as follows:

   WHEREAS, ICAN is in default under the terms of Article 2 of the Agreement, having not capitalized ASI as projected, and

   WHEREAS, ASI has the right to unwind the Agreement under the terms of its Article 7, as a consequence of ICAN's default of Article 2 of the Agreement, and

   WHEREAS, the parties wish to continue their relationship and maintain the Agreement in force and effect,

   NOW THEREFORE, the parties agree that Articles 2 and 4 of the Agreement shall be amended to read as follows:

Article 2. "ICAN agrees to capitalize ASI operations in minimum weekly payments of seven thousand dollars ($7,000.00) commencing December 8, 1995. ASI agrees to allow ICAN a grace period, if circumstances require, with respect to payment of such installments, of up to three (3) weeks without interruption of the Agreement. Should ICAN be in arrears, it shall make up weekly arrears in the immediately following weekly installment. ICAN shall put forth best efforts to generate a full funding commitment of a maximum of three million dollars ($3,000,000.00). The minimum weekly capitalization shall continue on a month-to-month basis for up to twelve
(12) months as long as ICAN can demonstrate its best efforts to generate full funding. In order to establish adequate cash flow, an additional five thousand dollars ($5,000.00) shall be provided by ICAN, payable on December 4, 1995."

Article 4. "ICAN principals or appointees shall represent the majority of seats on the Board of Directors of ASI after ICAN has completed sixteen
(16) consecutive payments of $7,000.00 under the terms of the minimum funding commitment of Article 2. ICAN shall occupy one seat on the Board of Directors of ASI after signing of this Amendment, a second seat after eight (8) consecutive weekly payments, and a third sear after sixteen (16) consecutive payments. In the event ICAN is in arrears of four (4) consecutive weekly payments of $7,000.00, ICAN principals or appointees shall thereupon resign from the Board of Directors of ASI."

   THIS AMENDMENT is dated December 1, 1995


ICAN

By:
Eric W. GAER
President and CEO


ASI

By:
A. Mark Hunt
President